As filed with the Securities and Exchange                     Page 1 of 26 pages
Commission on July 9,  1998                                Reg. No. 333- _______
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549
                                   ----------
                                    Form S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                     EVANS & SUTHERLAND COMPUTER CORPORATION
              (Exact name of registration as specified in charter)

        Utah                                           87-0278175
(State of incorporation)                 (I.R.S. Employer Identification Number)

                                 600 Komas Drive
                           Salt Lake City, Utah 84108
                                  (801)588-1000
                    (Address of principal Executive Offices)

                       AccelGraphics, Inc. 1995 Stock Plan
                            (Full title of the Plan)

        James R. Oyler                                     Copy to:
Evans & Sutherland Computer Corporation, Inc.         William C. Gibbs, Esq.
        600 Komas Drive                              David K. Armstrong, Esq.
   Salt Lake City, Utah 84100                         Snell & Wilmer L.L.P.
        (801)588-1000                              111 East Broadway, Suite 900
                                                   Salt Lake City, Utah 84111
(Name, address and telephone number,                    (801) 237-1900
   including area code,
   of agent for service)

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX: [X]

                         CALCULATION OF REGISTRATION FEE


  Title Of                                  Proposed             Proposed
  Securities            Amount               Maximum              Maximum             Amount Of
    To Be                To Be            Offering Price          Aggregate          Registration
  Registered         Registered (1)          Per Share        Offering Price(2)         Fee(3)
------------         -------------        -------------         -------------       -------------

Common Stock
$.20 par value
Outstanding            353,089           $0.48 - $24.19        $5,476,410.39          1,615.54
under
AccelGraphics
1995 Stock
Option Plan

(1) Pursuant to the Agreement and Plan of Merger entered into as of April 22, 1998, by and among the Registrant, E&S Merger Corp. (a wholly owned subsidiary of Registrant) and AccelGraphics, Inc., the Registrant assumed all of the outstanding options to purchase Common Stock of AccelGraphics, Inc. under the AccelGraphics 1995 Stock Plan and such options became exercisable or will become exercisable to purchase shares of Registrant's Common Stock, subject to appropriate adjustments to the number of shares and the exercise price of each such assumed option. This Registration Statement shall cover any additional shares of Common Stock which become issuable under the plan set forth herein by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares of the Registrant's outstanding Common Stock.

(2) Calculated solely for the purposes of this offering under Rule 457(h) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), on the basis of the weighted average price ($15.51 per share) at which the assumed options may be exercised.

(3) Estimated pursuant to Rule 457 solely for the purposes of calculating the registration fee.

                     Evans & Sutherland Computer Corporation
                         Form S-8 Registration Statement
                        For AccelGraphics 1995 Stock Plan

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference

         Evans  &  Sutherland   Computer   Corporation  (the  "Company"  or  the
"Registrant") hereby incorporates by reference in this Registration Statement the following documents:

                  (a) The Company's annual report on Form 10-K, for the fiscal year ended December 31, 1997, filed with the Securities and Exchange Commission ("SEC") on March 31, 1998, as amended by Form 10K/A filed with the SEC on May 13, 1998.

                  (b) The Company's quarterly report on Form 10-Q for the fiscal quarter ended March 28, 1998, filed with the SEC on May 11, 1998.

                  (c) The description of the Company's Common Stock included in the Company's Registration Statement on Form 8-A, filed with the SEC on September 27, 1978.

                  (d) All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, ("the Exchange Act"), prior to the filing of a post-effective amendment to this Registration Statements which indicates that all of the securities offered have been sold or which in this Registration Statement deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

         The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel

         Not Applicable.

Item 6.  Indemnification of Officers and Directors

         Section 16-10a-901, et.seq., of the Utah Revised Business Corporation Act authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. The E&S Bylaws require E&S to indemnify its directors and officers, including circumstances in which indemnification is otherwise discretionary under Utah law. E&S has entered into indemnification agreements with its directors containing provisions which are in some respects broader than the specific indemnification provisions contained in Utah law. The indemnification agreements may require E&S, among other things, to indemnify its directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain director and officer insurance, if available on reasonable terms. E&S's Articles of Incorporation provide for indemnification of its directors and officers to the maximum extent permitted by Utah law, and E&S's Bylaws provide for indemnification of its directors, officers, employees and other agents as permitted by Utah law.

Item 7.  Exemption from Registration

         Not Applicable.

Item 8.  Exhibits

         Exhibit Index located at Page 8.

Item 9.  Undertakings

                    A.       The undersigned Registrant hereby undertakes:

                             (1)     To file, during any period in which offers
or sales are being made, a post-effective amendment to the Registration
Statement:

                                     (i)      To include any prospectus required
                    by section 10(a)(3) of the Securities Act;

                                     (ii) To reflect in the prospectus any facts
                    or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                                     (iii) to include any  material  information
                    with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                             (2)     That, for the purpose of determining any
liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                             (3)     To remove from registration by means of a
post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                    B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


                    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Salt Lake, State of Utah, on July 8, 1998.

                                     Evans & Sutherland Computer Corporation


                                     By  /S/ Mark C. McBride
                                        Mark C. McBride
                                        Vice President, Corporate Controller and
                                        Corporate Secretary


                    KNOW BY ALL MEN THESE PRESENTS, that the persons whose signatures appear below constitute and appoint John T. Lemley and Mark C. McBride, and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign the Form S-8 Registration Statement pertaining to AccelGraphics 1995 Stock Plan and any or all amendments (including post-effective amendments) to said Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

                    Pursuant to the requirements of the Securities Act, this Registration Statement and any amendments to Registration Statement have been signed below by the following persons in the capacities and on the dates indicated. Moreover, the undersigned hereby also certify that to the best of their knowledge and belief the Registrant meets all of the requirements for filing on Form S-8.


Signature                 Title                                        Date


Stewart Carrell           Chairman of the Board of Directors        July 8, 1998


/S/ James R. Oyler
James R. Oyler            Director and President                    July 8, 1998
                          (Chief Executive Officer)

/S/ John T. Lemley
John T. Lemley           Vice President and Chief
                         Financial Officer                          July 8, 1998
                         (Principal Financial Officer)


/S/ Mark C. McBride
Mark C. McBride          Vice President, Corporate Controller and   July 8, 1998
                         Corporate Secretary
                         (Principal Accounting Officer)


/S/ Gerald S. Casilli
Gerald S. Casilli         Director                                  July 8, 1998

/S/ Peter O. Crisp
Peter O. Crisp            Director                                  July 8, 1998

/S/ Ivan E. Sutherland
Ivan E. Sutherland        Director                                  July 8, 1998


John E. Warnock           Director                                  July 8, 1998

                                INDEX TO EXHIBITS




            EXHIBIT NUMBER                            DESCRIPTION
                  5.1                   Opinion of Snell & Wilmer
                                        L.L.P.
                 23.1 Consent of Snell & Wilmer L.L.P. (included in the opinion filed as Exhibit 5.1)
                 23.2                   Consent of KPMG Peat
                                        Marwick L.L.P. Certified
                                        Public Accountants
                 24.1                   Power of Attorney (included
                                        on signature page)
                 99.1                   AccelGraphics, Inc. 1995
                                        Stock Plan